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                                                               EXHIBIT (a)(1)(E)

                           Offer to Purchase for Cash

                  Up to 2,500,000 But Not Less Than 2,000,000
                                     of the
                       Outstanding Shares of Common Stock
            (Including the Associated Common Stock Purchase Rights)

                                       of

                             Katy Industries, Inc.

                                       at

                          $8.00 Net Per Share in Cash

                                       by

                          KKTY Holding Company, L.L.C.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, ON TUESDAY, JUNE 5, 2001, UNLESS THE OFFER IS EXTENDED.


                                                                  April 25, 2001

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase, dated April 25, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") relating to the offer by KKTY Holding Company, L.L.C., a Delaware limited liability company ("Purchaser"), to purchase up to 2,500,000 but not less than 2,000,000 of the issued and outstanding shares of Katy Industries, Inc., a Delaware corporation (the "Company"), common stock, $1.00 par value per share (the "Common Stock"), inclusive of their respective associated Common Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares"), at a price of $8.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Any holders who desire to tender Shares and whose certificate(s) evidencing such Shares (the "Certificates") are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3, "Procedures for Tendering Shares" of the Offer to Purchase.

   We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

   Please note the following:

     1. The Offer Price is $8.00 per Share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

     2. The Offer is conditioned upon, among other things (i) there being validly tendered and not withdrawn immediately prior to the Expiration Date (as defined below) at least 2,000,000 Shares; (ii) at the Company's upcoming annual stockholders' meeting, the Company's stockholders having duly (A) elected the directors of
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  the Company's Board of Directors, including five nominees designated by
  Purchaser, (B) approved and adopted an amendment to the Company's Certificate of Incorporation authorizing the classification of the Company's board of directors into two classes and 600,000 shares of convertible preferred stock and (C) authorized and approved the issuance and the sale of 400,000 shares of the Company's convertible preferred stock to Purchaser; (iii) the Company having consummated the sale of Hamilton Metals, L.P., one of its wholly owned subsidiaries, and received gross proceeds in cash, net of any retained liabilities of Hamilton retained by the Company, in an amount not less than $20 million; and (iv) the Company having entered into definitive documentation with Bankers Trust Company with respect to the credit facilities to be established in connection with the refinancing of the Company's existing loans. The Offer is also subject to the satisfaction of certain other conditions referred to in the Offer to Purchase. See the Introduction and Section 1, "Terms of the Offer; Proration" and Section 15, "Certain Conditions to Purchaser's Obligations" of the Offer to Purchase.

     3. The Offer is being made for up to 2,500,000 but not less than 2,000,000 of the issued and outstanding Shares.

     4. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to LaSalle Bank National Association, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

     5. The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Tuesday, June 5, 2001 (the "Expiration Date"), unless the Offer is extended.

     6. The Board of Directors of the Company unanimously (other than one director who did not vote because of a potential conflict of interest) approved the Preferred Stock Purchase and Recapitalization Agreement (the "Recapitalization Agreement"), dated as of March 29, 2001, by and between Purchaser and the Company and the transactions contemplated thereby, including the Offer, and determined that the Recapitalization Agreement and Offer are fair to, and in the best interests of, the Holders, and recommends that the Holders consider accepting the Offer and tendering all or some of their Shares pursuant to the Offer.

     7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company, and if certificates evidencing the associated common stock purchase rights (the "Rights") have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless Purchaser elects, in its sole discretion, to make payment for the Shares pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares (or certificates for Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.


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   The Offer is not being made to, nor will tenders be accepted from or on behalf of, Holders residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by BB&T Capital Markets, a division of Scott & Stringfellow, Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

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                       Instructions with Respect to the
                          Offer to Purchase for Cash
   Up to 2,500,000 but not less than 2,000,000 of the Outstanding Shares of
                                 Common Stock
            (Including the Associated Common Stock Purchase Rights)

                                      of

                             Katy Industries, Inc.
                        at $8.00 Net per Share in Cash
                                      by
                         KKTY Holding Company, L.L.C.

   The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated April 25, 2001, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by KKTY Holding Company, L.L.C., a Delaware limited liability company ("Purchaser"), to purchase up to 2,500,000 but not less than 2,000,000 of the issued and outstanding shares of Katy Industries, Inc., a Delaware corporation, common stock, $1.00 par value per share (the "Common Stock") inclusive of their respective associated Common Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares"), at a purchase price of $8.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

   This will instruct you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

    NUMBER OF SHARES TO BE                              SIGN HERE
          TENDERED:*

                                          -------------------------------------

                                          -------------------------------------
Shares: _________________________                    (Signature(s))

                                          -------------------------------------
Account Number: _________________
                                          -------------------------------------
                                                     (Print Name(s))
Date: ____________________ , 2001
                                          -------------------------------------
                                                    (Print Address(es))

                                          -------------------------------------
                                           (Area Code and Telephone Number(s))

                                          -------------------------------------
                                           (Taxpayer Identification or Social
                                                   Security Number(s))
--------
* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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